Exhibit 13

Lauren: 57:31 Great. Thank you so much John. That's all the time that we have today. Thanks for keeping us on track. Last but not least we have Cary from NowRx [...] technology driven online pharmacy.

Cary: Thanks Lauren. Are you guys able to see me?

Lauren: I just sent you a webcam request.

Cary: Great. Thank you very much. My name is Cary Breese I'm CEO and co-founder of NowRX. Some of you may be familiar with our NowRx from the SeedInvest community. For those of you not familiar, we are completely engineering the business of retail pharmacy. 58:31 We redesigned and re-engineered every pharmacy process optimized around free same-day delivery of all prescription medications. We do this with technology with a modern business model with different integrations with physicians and insurance companies. We employ deploy robotics and our own homegrown logistics to provide a safe reliable full replacement of a retail pharmacy solution for customers. We’re coming back to the crowd we have raised previously through seed invest so we're really excited to be back. We’re proud of the results that we've been able to achieve with prior investment amounts. We raised seven million dollars in our Series A last year through the crowd and coming back again. We had revenue growth of ninety percent year over year through 2018. 59:33 Revenues in July 2019 was six hundred twenty thousand dollars for an annualized revenue run rate of 7.4 million dollars. We've served over a hundred thousand customers..sorry we've delivered over a hundred thousand prescriptions to 18 thousand customers. We have over 4,500 physicians that have referred customers to us and we continue to grow. So we're really excited about the progress. I'm even more excited about the opportunity. 01:00:10 A lot of people talk about disruption and we all know pharmacy is a massive industry. It's about four hundred billion dollars. It takes more often than not more than just technology to truly disrupt an industry and in the pharmacy industry that big providers, the leading players like Walgreens and CVS and RiteAid, I believe they are stuck in a model that is trying to encourage in-store pick up. They want you in their store. They want to bring you into a big store, big retail facility... usually 15,000 square feet. They have aisles and aisles of other products. They keep the pharmacy way in the back. They want you in that store. They want to upsell. W talked to a former manager of a CVS and he said one of their metrics that they were measured by was time in the store.01:01:05 The higher, the better. They want customers in the store and that's why you see the landscape today.

There is same-day delivery being offered by CVS and Walgreens and they charge for it. They charge $8 for the same day. They charge $5 for next day delivery. You see them adding all kinds of additional services inside pharmacies... one minute clinics, other bringing in physician assistants. They want to be a destination. That misalignment of incentives is what creates an incredible opportunity to really disrupt. If they go to same-day free same-day delivery, there's no longer a reason for CVS to have their 8000 stores spread across the United States because no one will go in it and that's what the opportunity is and that's why we're so excited we can go after the big guys. 01:01:56 We compete on technology and we can compete on a disruptive business bump. Now obviously Amazon is coming there in the space. They acquired a company called Pill Pack last year. What Pill Pack is up to this point exclusively mail delivery. Mail delivery and pharmacy has been around for decades.

01:02:15 It's led by companies like Express Scripts, Caremark and OptumRx and now Pill Pack Amazon is in the game. It's free delivery, but it's free mail delivery, which is a four or five day turnaround.. sometimes more. It just doesn't satisfy what the vast majority of pharmacy customers want. The vast majority of the industry is being served by corner-store pharmacies and again they want to attract you into the store. We think the industry is going to free same-day delivery. 01:02:47 We think that's the future. We think the big guys are not going to go there anytime soon and we think Amazon has its hands full with mail delivery and so we think there's a huge runway and a massive opportunity to continue to grab market. We're bringing the latest in technology into pharmacy.We've built our own homegrown proprietary pharmacy management system called QuickFill. The third version that we just released in April has been certified by the industry for pharmacy prescription receipt of electronic prescriptions, which is managed by a company called Surescripts. 01:03:27 They managed the largest network of the prescriptions throughout the U.S. connecting more than 1.6 million physicians and covers 85% of the prescription business in the US. We are now certified on that network. Tat means we can receive prescription delivery electronically from any physician on that network. We've also been certified. Our software's been certified by Caremark for insurance processing.

01:03:53 So we connect directly to insurance companies through our system to get instantaneous adjudication of claims. We also can handle coupons and other things electronically and we've been certified by the DEA. It’s a really big deal. We've been working on this for three years. We're really excited about achieving this milestone. That company Pill Pack I mentioned earlier that was acquired by Amazon for about seven hundred and twenty five million, they did not have their own homegrown pharmacy management system that was certified as ours is.

01:04:27 So we really have a great start on the technology side. We also employ a robotic solution. We don't make the robots. We acquire them from Parata, but we integrate them with our pharmacy management system and our consumer facing app. We've instilled a image analytic solution that we partnered with Parata to cut down on processing for the pharmacist verification side and bunch of other things coming. We have an integrated communication layer. We communicate in a HIPAA compliant, which is patient privacy compliant manner with patients either via text via our app... via voice activation. 01:05:09 We’re the only approved solution the Google home assistant program for managing prescriptions via voice activation. So it's really an entire suite of technologies that we bring to bear and we couple all of that with our own logistics and routing software as well and by tightly coupling the logistics and the pharmacy management system, we can achieve some really interesting extra algorithms and optimizations.

01:05:40 For example, at any point in time we have a queue of new prescriptions coming in, we can triage those based on what routes are being built in our platform. We could also look ahead at upcoming refills that might be two or three days out. We can re-triage those and still fill those today because it might have a route that's already going to a particular neighborhood or near particular customer. 01:06:06 So we have some very interesting algorithms. We have a patent pending on one, so it's an algorithm that's called opportunistic resale based on geographic input and there are some more to follow that are in the works right now. So we’re doing a lot of R& D on any technology that can optimize pharmacy further. Our technology also makes life easier and moe streamline for physicians. 01:06:33 So we save physicians time. There's less follow-up. There are fewer mishaps. Our inventory management system provides transparency to physicians while they are prescribing. We have an early warning system. We have follow up dashboard that let’s physicians know who filled what prescription when. There’s a big play in this industry around better medication adherence which is the consistency with which patients take their medication. Can reduce hospitalizations and readmissions.It means an awful lot to insurance companies.

01:07:08 So there are a wide range of things we’re bringing on the technology front. We also just have a better business model. So by alleviating the need to have patients come into a pharmacy, we no longer need fancy retail locations. This map that you're looking at now is actually data of a 5 mile radius drawn around our Mountain View facility, which was the first facility we launched in 2016. There are 20 big chain pharmacies within 5 miles of our location, which is where I'm talking to you right now from and we can serve that entire territory out of one facility. It’s commercial space. I don't need the retail space. 01:07:50 I need 5,000 square feet versus their 15,000 square feet per location. I can pay a third of the rate per square foot. So it is a vastly reduced fixed overhead and that's part of how we can absorb the delivery cost so the customer doesn't have to. There's really two parts to that. We have way lower fixed overhead and then all of our technology and automation with robotic dispensing with our streamlined software system and pharmacy management system that cuts down on time both pharmacy technicians band and pharmacists themselves all of that compresses the expense margins further. So we can operate at the same margins or better than the big chain pharmacies and just provide a 10x better customer experience. Customers love NowRx. No surprise. 01:08:43 Nobody likes standing in line. We completely eliminate the need to even have to visit a pharmacy. Much less stand in line. Our net promoter score is 23 points higher than the healthcare industry average and 86% of customers are either very likely or extremely likely to use NowRx again. As I mentioned it’s a massive industry. There are not many $400 billion plus industries around. Think about that size. Just in the Bay area alone is two billion dollars in pharmacy business served everyday at a corner store [...]

01:09:24 We’ve grown up to this point at a $7.4 million annualized run rate, almost without any direct to consumer marketing. All of our business has come through the physician referral channel. We go call on physicians We expose them to the idea NowRx and how our system can save physicians time as well as benefit the customer.. We're now ramping up our direct-to-consumer marketing. We have several channels... digital, highly localized, PR and on ground events. I just hired a chief revenue officer who’s a 30 year veteran and advertising and consumer ad space and digital marketing space. 01:10:10 So we’re really excited now to go to our next phase and start to roll out our directive consumer marketing to really accelerate growth.

01:10:17 We're also now operating out of two facilities in the Bay Area. We're soon to launch three more... including one in Orange County... LA area... which will be our second geography. We really expect that to boost our growth. There is defensibility here.. mostly through our technology. I mention our pharmacy management system. There's a lot of preparatory tech. We’re developing more as well. It's fully end to end robotic system. You can point a button on the NowRx app and the prescription will get routed to our automatic dispensing robot that counts, sorts, fills, bottles, caps, labels in 25 seconds. 01:11:03 There's also image analytics component to that. We’re already doing some data analytics at an aggregate level. So data [...] But looking at patient analytics to drive prescription and medication adherence even farther by targeting disease states and patient demographics to get even better adherence and overall prescription management. Our model has licensed facilities. We’re now up to five licensed facilities. Two operational. Three soon to be. That is a barrier to entry as well. Takes a little bit of time to get facilities licensed. It's done at the state level. 01:11:44 We have our own drivers and our own fleet. We use electronic vehicles..[...] The E500s. It's a third the cost of a mile. We get access to the carpool lanes with fast reliable delivery. The drivers are our own employees so they’re HIPAA certified. Again they’re patient privacy trained and we have two-way integration with our physician partners. We get that via access to the SureScripts network. Again, our own proprietary system to do that, and we believe our model is truly disruptive to the big pharmacies. We don’t believe chains like CVS and Walgreens are going to come to free same-day delivery anytime soon. 01:12:27 So we think there's a massive runway. We're really excited. We're raising twenty million dollars in our Series B, which is the current round on SeedInvest. It's Reg A+ round again. We have a 65 million pre-money valuation 1x liquidity preference. Most of that will be spent in three areas... both well our technology...we're going to continue to push. So our R&D effort is going to expand. We're expanding to more facilities and more geographies. We will be expanding to west coast throughout 2020 and then nationally and we're also ramping up as I mentioned direct consumer sales marketing.

01:13:10 I'm a multi-time founder startup founder. My most recent success was an insurance business called Trafalgar Insurance, which I sold for about 18x return on investment. Insurance is a great background for pharmacy. Every transaction is an insurance transaction. We're targeting the health insurance plans and driving their expenses down lower, so they're going to be big partners for us. My co-founder, Sumeet, is a longtime technologist. Came out of Experian. Building business line apps and banking and knows everything about security and privacy, which is obviously very helpful and we use a team in India and starting to ramp up some developers in the US as well. Just brought on board Mike Rosenberg, who's our chief revenue officer. He's building out a direct-to-consumer marketing team and PR efforts and obviously we have several pharmacy experts on the team in leadership as well. 01:14:17 I think I’m the only one that put up the proper disclaimer of the three today so you can have a look at that. We're still in reservation mode and happy to open up to any questions. Thank you very much.

Lauren: 01:14:30 Great. Thank you so much Cary. You know the drill. We have a bunch of questions, so let's get started with them right now. First question... right now - Given the PillPack acquisition, do you see Amazon as a potential acquirer?

Cary: Yes, I do. There have been some discussions a while ago during that acquisition period Amazon was looking at a lot of different models. They decided on mail delivery and I can understand that. That's their really their wheelhouse, if you think about Amazon they do do some same-day delivery to be sure and they do have this Wholefoods platform now to leverage. I believe based on conversations in and around the industry that they are focused on mail delivery now. If and when that changes then yes I think we would be a natural partner.

Lauren: 01:15:29 Alright. Next question how do you defend against a pharmacy such as Walmart who is now offering homegrown free delivery?

Cary: Great question. I think Walmart is a very interesting potential acquirers strategic partner and competitor. Certainly. They want to go after Amazon. I think that's pretty clear. Day two we're looking at PillPack. If rumors can be believed, so they are looking for some technology advantages in the pharmacy. One can presume.So we'll have to see about that. Not too worried about the big companies like that going after pharmacy for truly a free same-day delivery pharmacy. There's a lot of nuances to pharmacy that makes it quite different than other types of products. Nmber one: how do you even get the order. The customer doesn't drive the order in pharmacy world, the doctor does. If you think about it, right? You don't go just decide you're going to get a prescription So you have to be inside the doctor's office to get that order. That's where the point of sale is, so therefore you need a certified system. You need to be able to receive electronic prescriptions and you'd be able to interact with a physician.01:16:48 All of that takes a lot of technology on the pharmacy side. Took us three years to develop. I think we've I think we've got a pretty good head start, but look I don't take any competitors lightly, but you know I think I think we're in a good position.

Lauren: 01:17:06 Great. Next question: do you pay the physicians a referral fee?

Cary: Nope. Not allowed to pay. By law that would be a kickback. There are benefits, however the physicians derive by using NowRx and referring their patients to NowRx. Mostly time savings, but you know many doctors do care about their patients’ convenience and so that's a factor. They care about sort of the marketing side of having you know a new convenient pharmacy partner that that can help serve their patients. It's sort of a an extra bell and whistle they can advertise for their practice. They care about the saving time, so fewer mishaps at NowRx...fewer frustrated customers, which by the way generally when a patient has a problem at CVS they call in the doctor and blame the doctor. So we cut out a lot of those phone calls and then longer-term you know this idea around medication adherence and better medication better consistency taking medication... fewer hospitalizations... reduced mishaps... something like 290 billion dollars a year is wasted and unnecessary hospitalizations due to patients not taking their medications according to the doctor's prescription. 01:18:34 So giving doctors exposure to that and a dashboard that they can monitor and going after patients that are more likely to be non inherent is a really big value to health insurance plans and physicians.

Lauren: 01:18:52 Great. Okay. We have time for one more question. Last question: can you discuss some of your customers’ biggest concerns and error? So for example, any missed deliveries, incorrect prescriptions, theft, no SAS.

Cary: No theft. That question comes up a lot. We've had zero theft. We tracked the prescriptions from the time they leave our pharmacy to the door of the patient. We take GPS stamped photos and tracking and signatures when required. You know we do on occasion mis-deliver because the address was incorrect or the patient wanted it at the office. Either we miss heard them or there was some miscommunication and we delivered to their home or we you know miscommunicated the time. We said we’d be there between 6:00 and 7:00 and they thought it was we said five to six. So that does happen. We get some missed deliveries. It is true. We generally work it out the next day. Haven't had really any kind of problem with that our Yelp reviews I encourage you to check them out. 01:20:01 We get some feedback on the app from time to time and we’re doing an another release soon to try and make the app as good as it can be, but overall our Yelp reviews are just outstanding and I encourage you to read them.

Lauren: 01:20:17 Great. Thank you so much. That's all the time we have for questions. Thank you to everyone who watched and everyone who has questions. If you had a question that was not answered feel free to go to the discussion board of the profiles on SeedInvest at the bottom where management will directly respond. If you would like to preserve shares or learn more about these four companies you can do so via their pages on SeedInvest.Thanks again and this concludes today's presentation.

$3M Raised $1M - SeedInvest $7M - SeedInvest Quarterly Revenue (000’s) $1,600 $1,400 $1,200 $1,000 $800 $600 $400 $200 $0 Quarterly Revenue and Funding Rounds Thousands Customers 0 2 4 6 8 10 12 14 16 18 20 22 24 26 Months 6 5 4 3 2 1 0 NowRx and the Crowd 2 previous crowd - funding rounds have produced impressive business results! 2018 vs 2017 Revenue Growth: 90% July 2019 Revenue (unaudited): $620K Annualized Run Rate 1 : $7.4M Headcount : 39 0 5,000 10,000 15,000 20,000 2016 Q1 2016 Q2 2016 Q3 2016 Q4 2017 Q1 2017 Q2 2017 Q3 2017 Q4 2018 Q1 2018 Q2 2018 Q3 2018 Q4 2019 Q1 2019 Q2 Customer Accounts (Cumulative by Quarter) 1 Annualized Run Rate equals July 2019 revenue multiplied by 12.

Ultra Convenient Customer Experience 3 Step 1 – Patient visits doctor who prescribes medication. Step 2 – Patient leaves doctor’s office and goes home. Step 3 – NowRx app notifies patient of the copay amount and prompts patient to confirm a delivery time. Step 4 – Driver delivers prescription medication to patient’s home or office, free of charge.

NowRx – A Complete Pharmacy Rethink. A Modern, Tech - Leveraged Business Model The latest in robotics, software automation, AI and logistics creates the best c ustomer experience available Free Same - Day Delivery One - hour expedited for $5 4 Modern Business Model Low cost, highly automated micro - fulfilment centers Voice - activated Prescription Management Integrated with Google Assistant (voice) Fast, Highly Available Pharmacist Consultation Customer service answers calls in two rings Superior Patient Privacy (HIPPA) Compliant unified communication layer (text, notifications, phone, etc.) Safe, Reliable and Efficient through Automation Robotics, pharmacy automation software, and pharmacy - optimized logistics.

Significant Company Milestones Since Launching in 2016 Rapid Growth • 400% I ncreased from 1 to 5 micro - fulfilment centers licensed 1 • 100,000 Prescriptions delivered since 2016 launch • 600% Growth in Annual Revenue: 2016 to 2018 • 950% Customer Growth: 1,577 (12/2016) to 16,545 (6/2019) Technology • Proprietary Pharmacy Mgt Software, QuickFill v3 (deployed 4/8/2019 • NowRx Mobile App (latest release 5/20/19) • NowRx Driver - side App, Wheelz (latest release 4/20/2019) Certifications • QuickFill v3 certfied on SureScripts Health Network, connecting NowRx with: • 1.61 million - prescribing physicians • 85% - of all US prescription volume ( eRx ). 5 1 Two locations operational, three licensed with health insurance network contracts pending.

Wh a t Consume r s a r e S a ying about NowRx A winning concept combined with outstanding customer service drives l o y a l ty and vi r ality H o w li k e l y w ould you r ecommend N o wRx to a friend or colleagu e ? H o w li k e l y a r e you to use N o wRx agai n ? N e t P r om o ter Sco r e 23 poi n ts higher than H ea l thca r e Benchmark. 71% V ery Li k e l y to r ecommend to friend 86% V er y /Ext r eme l y li k e l y to use N o wRx again S ur v e y M on ke y Glo b al Healthcare Benchmark 0 Y our N e t P r om o ter ® Sco r e 0 - 50 - 50 50 50 - 100 - 100 100 100 60 NPS 37 NPS e xt r eme l y very li k e l y som e wh a t li k e l y li k e l y n o t so li k e l y n o t a t all li k e l y 100% 80% 60% 40% 20% 0% 27 Sou r ce: A ug 2019 S urv e y to 200 No wRx custome r s . Industry benchmark from www.surveymonkey.com

H o w w ell does N o wRx me e t your pharma c y need s ? H o w w ould you r a te the quality o f our servic e ? Ove r all, h o w s a tisfied a r e you with N o wRx? H o w li k e l y to o r der additional non - p r escri p tion items assuming these p r oducts a r e comp e titive l y priced? 0% e xt r eme l y li k e l y very li k e l y som e wh a t li k e l y n o t so li k e l y n o t a t all li k e l y 80% s a y N o wRx does V er y /Ext r eme l y W ell a t me e ting their pharma c y needs 85% r a te quality o f service high quality 73% V ery S a tisfied with N o wRx 55% Li k e l y to buy OT C p r oducts f r om N o wRx 80% 60% 40% 20% very high quality high quality neither high nor l o w quality l o w quality very l o w quality 80% 60% 40% 20% 0% very s a tisfied som e wh a t s a tisfied neither s a tisfied som e wh a t nor diss a tisfied diss a tisfied very diss a tisfied 80% 60% 40% 20% 0% very li k e l y li k e l y neither li k e l y unli k e l y nor unli k e l y very unli k e l y 80% 60% 40% 20% 0% Sou r ce: A ug 2019 S urv e y to 200 No wRx custome r s 28 Customers Love NowRx ! Satisfaction, Quality and Meeting Needs driving demand for more than just prescriptions

Pharmacy is a Very Large Market Opportunity $400B Total US Rx Retail + Mail Order $280B Retail Rx Total Addressable Market $155B 65 & Under $40B Co nv enience Shoppers 1 1 Busy Professionals - Estimate 1: High Income – Annual income between $90K and $400k (24.5%); Estimate 2: Consumers that value time over money (28%). M/A/R/C Research, 2009. Early Adopters Mainstream Adopters

Undeniable Consumer Trend Free Same - Day Delivery / On - Demand • Ongoing di s r upt ion by On - Demand tech - powered companies: groceries , restaurants , taxi/transportation • Delivery - based start - up companies currently have combined market cap of more than $100 Billion • Pharmacy is a $400B category and is the next industry being transform ed • NowRx is among the leaders in the category in technology and service and well positioned to increase its dominance

NowRx is a Tech Company at its Core Pharmacy management automation system tightly coupled with logistics platform Technology /IP • Pharmacy automation with robotics and AI • Hyper - convenient customer experience • Pharmacy - optimized logistics Business Model Advantage • Super low - cost fulfilment with automation • Efficient, ultra - high delivery density • 1% the fixed overhead of industry averages 1 Free Same - day Delivery + = 1 0 1 Based on an internal study of square footage and available lease rates in the markets the Company currently serves.

Technology Extraordinary Pharmacy Efficiency QuickFill V3 – proprietary pharmacy management system CERTIFICATIONS • Surescript certified 1 to send and receive eRx transactions across network of 1.61 million physicians, serving 85% of prescription volume in US. • DEA certified to handle electronic prescribing of controlled substances (EPCS) • Relayhealth TM certified insurance transaction processing • Caremark TM certified insurance transaction processing FEATURES • Automated Electronic Refill Authorizations • Customer prescription management (AI chat) • Wholesaler purchasing and inventory management • End - to - end automated medication dispensing • Image analytics for high - speed pharmacist verification 1 1 1 THE SURESCRIPTS NETWORK ALLIANCE ™ transmits nearly 17.7 billion transactions annually, including nearly 5.24 million e - prescriptions daily. But scale alone isn’t what makes us different. It’s the unprecedented participation we’ve achieved across the healthcare marketplace. www.surecripts.com

Technology Pharmacy - optimized Logistics QuickFill V3 – P roprietary P harmacy Routing and Logistics Software • Delivery Routing optimized for pharmacy (narcotics, refrigerated, HIPPA, etc.) • Opportunistic Refill and Routing efficiency algorithm (patent pending) • NowRx Wheelz – Driver - side app • Efficient Easy to follow routing • Tracks drivers routes and stops with time and GPS stamps • Streamlines re - deliveries, proof of delivery, photographic description of delivery addresses 1 2

Technology Superior Physician Partner Service Reduce physician time and expense • Integrated with EMRs that handle 85% of electronic prescriptions in US • Streamline insurance pre - authorization process • Improve Medicare reimbursements through better medication adherence 1. 35% of Primary medication non - adherence solved by free same - day delivery 2. Better medication adherence results in better patient outcomes and higher star ratings. Drug Manufacturer • Automated electronic application of manufacturer coupons to reduce friction and coupon breakage Health Insurance • Integration with 98% of insurance health plan allowing instantaneous adjudication 1 3

Business Model Advantage Fixed Overhead less than 1% compared to retail pharmacy Mountain View Area Traditional NowRx Locations 20 @ 15,000 sqft 1 @ 5,000 sqft Total Sqft 30 0 ,000 5,000 Type of Space Retail (Prime) Commercial Rent/Sqft 1 $6.00 $2.00 Total Fixed Overhead $1.8 million/month $10k/month 5 Miles 1 4 1 Includes CVS and Walgreens only. Monthly Rent estimates based on an average of public lease rates in Bay Area..

Key Performance Indicators (KPI) Physician Referral Channel ښ Physician Outreach using door - to - door sales and account reps ڛ Physician Refers Patients to NowRx without any compensation (not allowed) ڜ Customer Acquisition Cost = Physician Outreach Exp / New Patients 2016 2017 2018 Physician Outreach Expense ($) 51,942 113,042 253,969 New Customer Accounts 1,902 5,047 6,926 Customer Acq Cost (CAC) $27.31 $22.40 $36.70 Customer Acquisition Cost (CAC) Physician Referral Channel CAC <=$40 per new customer

Key Performance Indicators (KPI) Lifetime Value: $300 1 - 200,000 400,000 600,000 800,000 1,000,000 1,200,000 1,400,000 1,600,000 18Q4 18Q3 18Q2 18Q1 17Q4 17Q3 17Q2 17Q1 16Q4 16Q3 16Q2 16Q1 Scalable Growth Model ښ Lifetime Value (LTV) = $300 1 ڛ Customer Acquisition Cost (CAC) <= $40 ڜ LTV to CAC Ratio = 7.5 1 Based on physician referral channel Cohort Analysis for Lifetime (LTV) Calculation Quarterly Revenue by Customer Cohort Cohort

Clustering Approach Locations within a metroplex drives contiguous coverage and multiplies growth ښ Expand in Bay Area ڛ Expand in California & West Coast ڜ Expand Nationwide 5 - 10 Locations per Metropolitan Area 0 10,000 20,000 30,000 40,000 50,000 60,000 70,000 80,000 Each New Territory Multiplies Growth Example: 4 Territories 1,2 (Total Customers) Bay Area LA/OC Phoenix Seattle Customers 1 NowRx is planning to expand to 20 Territories by 2023. 2 Customer and expansion projections reflect management’s current views with respect to future events based information currently available and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially.

Marketing - Plans for New Marke ts 1 • New markets to be la unched using successful sales model plus consumer marketing • Highly geo - targeted digital • Sophisticated CRM & Marketing Automa tion • Local on - the - ground events • Anticipate 3 X growth rate compared to Bay Area due to addition of consumer marketing to sales efforts 18 • Bay Area (one market) h as served over 14,000 customers in 3 years • Cumulative customer counts up 96% in the past year • Almost no con sum er marketing (low level radio, TV, Facebook) • $450K in Sales+Marketing expense to date • C ustomer Acquisition Cost (CAC) approximately $40 Marketing T o Date Limited to physician referral channel 1 Customer projections reflect management’s current views with respect to future events based information currently available and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially. Customers

Tech Road Map Pharmacy Operations and Customer Service Efficiency through Machine Learning/AI • Predictive Inventory Algorhythm • Intelligent, Dynamic Wholesale Purchasing (Spot Pricing) • Customer Service Chat Bot (“Nellie”) • Image Analytics - based Verification • Optimized Triage & Delivery Routing • Patient Analytics for Improved Adherence 19

Differentiation Current Customer Options Free 2 - 5 Days $8 Same Day / $5 Next - Day Free Same - Day 20 Sou r ce: A ug 2019 S urv e y to 200 No wRx custome r s

Defensibility/Barriers Proprietary Pharmacy Managemen t System , QuickFill . Voice activated Rx management and end - to - end robotics HIP PA C ertified Drivers for delivery of Schedule 2 meds Local Licensed Facilities, highly automated and 1/20 th the fixed overhead of traditional pharmacy stores Integration with Providers , using 2 - way electronic communication Free Same - Day Delivery Undermines Traditional Pharmacy, In - Store Pickup model, and their upsell strategy 21

Testimonials 22

Current Funding Round Our Current Raise $ 20 M Series B Preferred Equity $ 65 M Pre - Money Valuation 1x Liquidity Preference Disclaimer: The valuations for the previous funding rounds were determined internally and arbitrarily 23 $5.3 $5.7 $4.9 $2.3 Use of Proceeds (millions) Sales & Marketing R & D (Tech) Expansion: Pharmacy Ops General & Administration

Leadership Team MIKE ROSENBERG CHIEF REVENUE OFFICER • Marketing, Sales, User Acquisition • CRO @ Content.ad , @Propel Media • CMO Leadpoint • SVP Autobytel, VP AOL • Bain&Co and P&G • Bachelor of Commerce, McGill University CARY BREESE CEO & CO - FOUNDER • Multi - time startup CEO & Founder • Technology & Insurance • CEO @GenieDB (wound down); • CEO @Trafalgar (acquired) • SVP @CIGNA: $100M revenue • BSEE & Actuary BARRY KARLIN, PHD DIRECTOR • Founder/CEO @CRC Health (acquired) • Founder/CEO @eGetGoing • Founder/CEO @Navigation Tech • PhD and MS @Stanford - Eng - Econ MELISSA BOSTOCK, PHARM. D. HEAD OF PHARMACY • 10+ years pharmacist • Manager Target Pharmacy (5 yrs) • Pharm D, UCSF • MS Public Health UCLA • BS Microbiology, Immunology, UCLA 24 LAEMSING ROOT PHARMCIST - IN - CHARGE • 10+ years pharmacist • Pharmacist, CVS Pharmacy (9 years) • Manager, Target Pharmacy (2 yrs ) • Pharm.D , Touro University • BA, English Literature, UCLA SUMEET SHEOKAND CTO & CO - FOUNDER • Multi - Time startup CTO & VP Eng • Line of Business applications • Big Data and data warehousing • @Experian, @Idealab, @X1 • MBA UCLA

Reg A+ Equity CrowdFunding (J.O.B.S. Act) 25 NowRx is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non - binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from NowRx: https://www.seedinvest.com/nowrx This Company’s profile and accompanying offering materials may contain forward - looking statements and information relating to, among other things, the Company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events based information currently available and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially. Investors are cautioned not to place undue reliance on these forward - looking statements as they are meant for illustrative purposes and they do not represent guarantees of future results, levels of activity, performance, or achievements, all of which cannot be made. The company does not undertake any obligation to revise or update these forward - looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Thank you